Exhibit 99.1

VAALCO Energy Announces 223% Increase in First Quarter 2005 Results

PR Newswire -- May 2, 2005

HOUSTON, May 2 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (Amex: EGY), (the “Company”) announced that for the first quarter of 2005 earnings were $7.3 million or $0.20 per basic share and $0.12 per diluted share. This compared to net income of $3.3 million or $0.15 per basic share and $0.05 per diluted share for the comparable period in 2004. The Company sold 519,000 net barrels at an average price of $44.58 per barrel during the first quarter of 2005 compared to 265,000 barrels at an average price of $30.83 per barrel in the first quarter of 2004. The increased oil sales were due in part to timing differences associated with liftings from the Etame field and from the increase in production as a result of the ET-5H development well. Production was approximately 15,000 barrels of oil per day before opening the ET-5H well and production has been stable at approximately 19,000 barrels per day since December 2004.

Discretionary cash flow, a non-GAAP financial measure of the amount of cash generated that can be used for working capital, debt service or future investments, was $9.8 million for the three months ended March 31, 2005.

Robert L. Gerry, III, Chairman and CEO stated, “First quarter 2005 earnings benefited from increased production rates as compared to first quarter 2004 as a result of the addition of the Etame 5H development well last August. We have just spudded an exploration well, the EAVSM-1, on a prospect south of the Avouma discovery. That well should reach total depth in about 30 days. After the EAVSM-1 well is drilled, we will commence the drilling of the Etame 6H development well to further increase production from the Etame field. Upon a successful completion we anticipate raising field wide production to between 23,000 and 25,000 barrels per day.

Abbreviated financial results:
(Unaudited - in thousands of dollars)

	Three Months Ended March 31,

	2005	2004

Revenues	23,144	8,160
Operating costs and expenses	5,257	2,863
Operating Income (Loss)	17,887	5,297
Other Income (Expense)	121	(60)
Income tax expense	(9,876)	(1,344)
Income (loss) from discontinued operations	8	(206)
Minority Interest in earnings of subsidiaries	(878)	(434)
Net Income	7,262	3,253
Basic Income per Common Share	$0.20	$0.15
Diluted Income per Common Share	$0.12	$0.05

Discretionary Cash Flow
Unaudited - (thousands of dollars)

Three Months Ended March 31, 2005

Net Income	7,262
Depletion, depreciation and amortization	1,588
Other non-cash charges:
Minority interest	878
Amortization of capitalized debt issuance costs	39
Discretionary cash flow	9,767

Discretionary cash flow measures the amount of cash generated by the Company that can be used as working capital, to reduce debt, or for future investment activities. Discretionary cash flow is presented because management believes it is a useful adjunct to net cash flow provided by operating activities under accounting principles generally accepted in the United States (GAAP). The measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow can be reconciled to net cash provided by operating activities in the Statement of Consolidated Cash Flows filed with the SEC as follows:

Unaudited - (thousands of dollars)

Three Months Ended March 31, 2005

Discretionary Cash Flow	9,767
Working Capital Changes, net of non-cash	(4,187)
Exploration expense	149
Net cash provided by operating activities	5,729

Basic and diluted shares consist of the following:

Item	Three months ended March 31, 2005	Three months ended March 31, 2004

Basic weighted average common stock issued and outstanding	36,910,855	21,437,752
Preferred stock convertible to common stock	15,482,256	27,500,000
Dilutive warrants	4,012,656	5,585,159
Dilutive options	1,981,758	2,084,685
Total diluted shares	58,387,525	56,607,596

VAALCO Energy, Inc. will hold an investor conference call Wednesday, May 4, 2005 at 10:00 a.m. (Central time). Interested parties may participate by dialing 1 (888) 545-0687. International parties may dial 1 (630) 691-2764. Please be prepared to provide the following information to gain access to the conference call:

Confirmation Number:	11611552
Host Name:	Russell Scheirman
Company:	VAALCO Energy, Inc.

Conference call replay will be available beginning 1 hour after the conference is over and run through June 5, 2005 by dialing 1-877-213-9653 and entering the pass code 11611552#. International parties may dial 1 (630) 652-3041 and entering the pass code 11611552#.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2004 and other reports filed with the SEC which can be reviewed at www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
          -0-                                                  05/02/2005
          /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
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